Exhibit 23-a

KPMG LLP

505 Howard Street

Suite 800

San Francisco, CA 94105

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 13, 2026, with respect to the consolidated financial statements of Figure Technology Solutions, Inc. and subsidiaries (the Company), incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California

October 2, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part o the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.